Exhibit 99.1

Press Contact:	For Immediate Release
Janine Fogal
650-623-1469

Investor Contact:
Bill Tamblyn
650-623-1309

Ditech Communications Reports Preliminary Q4 FY2006 Results

Revenues Up 43% Over Q3 FY2006

Mountain View, California, May 8, 2006 - Ditech Communications Corporation (Nasdaq: DITC) reported today that based on preliminary financial data, it expects revenue for the fourth quarter of its fiscal 2006 ending April 30, 2006 to be approximately $20 million, up 43% from the third quarter fiscal 2006 revenues of $14 million.

The company expects gross margins will be in the range of 70-71% with operating expenses in the range of $11.6 million - $11.9 million. As a result, diluted earnings per share are expected to be in the range of $0.06 - $0.07.

“Our fourth quarter results were outstanding and reflected progress in all areas of our business,” said Tim Montgomery, president and CEO of Ditech Communications. “We grew our core North American voice processing business with further deployment of our industry leading Broadband Voice Processor platform. We accelerated our fourth quarter momentum with international sales and installations of our VQA -Voice Quality Assurance products. We also saw traction in our VoIP offerings. I wish to thank all of our employees for their dedication and successful execution on all fronts.”

First Quarter Fiscal 2007 Outlook

Based upon expected bookings, timing of shipments and deferred revenues, Ditech Communications expects revenues in the first quarter of fiscal 2007 to increase approximately 10% over revenues of the fourth quarter of fiscal 2006. Gross margins are expected to be flat to slightly down due to product and geographic mix. Operating expenses, including an estimated $2 million for the adoption of FAS 123(R) effective May 1, 2006 (for the accounting of stock compensation), are expected to be between $14.6 - $14.8 million.

Conference Call for Preliminary Financial Results

Ditech Communications will host an investor web cast and conference call at 5:00 PM Eastern Time/2:00 PM Pacific Time today, to review its preliminary fourth quarter fiscal 2006 results and its outlook for the coming quarter. Any member of the public can listen to the conference call by calling the following number: +1 (612) 234-9960. The conference call will also be broadcast live over the Internet and can be accessed by going to either the “Press Room” or “Investors” section of Ditech Communications’ web site home page: http://www.ditechcom.com. A replay of the conference call will be available via Ditech Communications’ web site or by calling the digitized replay number at +1 (320) 365-3844. The conference call ID is: 827907. The replay will be available two hours after the call is complete until Ditech Communications’ subsequent earnings announcement.

Earnings Release and Conference Call for Final Financial Results

Additionally, Ditech announced today that it will release its final fourth quarter and year end final results at the close of market on Thursday, May 25, 2006, and hold its quarterly conference call on Thursday, May 25, 2006 at 4:30 PM Eastern Time/1:30 PM Pacific Time. President and CEO, Tim Montgomery, and Chief Financial Officer, Bill Tamblyn, will conduct the briefing to discuss its fourth quarter and full year fiscal 2006 results and to discuss Ditech’s first quarter fiscal 2007.

About Ditech Communications

Ditech Communications Corporation is a global telecommunications equipment supplier for communications networks. Ditech Communications’ voice processing products serve the needs of mobile and wire-line operators for circuit and packet based networks. Ditech products include high-capacity voice enhancement and echo canceller solutions that utilize advanced software and digital signal processor (DSP) technology. This combination of software and hardware allows Ditech Communications to deliver Voice Quality Assurance™ (VQA™), a robust and cost-effective solution for voice enhancement that includes both noise reduction and echo cancellation to provide improved sound quality on calls made over wireless networks. Ditech Communications’ VoIP products combine VQA technology with packet voice processing and security capabilities to enable carriers to deploy end-to-end VoIP services across network security boundaries without requiring network re-architecting. Ditech Communications (DITC) is listed on the Nasdaq National Market and is headquartered in Mountain View, California (web site: http://www.ditechcom.com).

Forward-Looking Statements

The statements in this press release regarding Ditech Communications’ preliminary results for the fourth quarter of fiscal 2006, the outlook for growth and expected financial results for the first quarter of fiscal 2007 are forward-looking statements. Actual results could differ materially as a result of numerous risks and uncertainties, including:  final accounting adjustments made in order to finalize financial results for the fourth quarter of fiscal 2006; Ditech Communications is currently assessing whether or not it may have a one-time tax benefit for the quarter which, if so, would increase its earnings per share by one to two cents; timing of orders for Ditech Communications’ voice enhancement and echo cancellation equipment is variable and could affect Ditech Communications’ ability to meet revenue expectations for the first quarter of fiscal 2007; shipment of products Ditech Communications expects to ship before the end of the first quarter of fiscal 2007 may be delayed or cancelled due to unexpected factors and events affecting its customers; Ditech Communications may experience weakening in demand for its voice and echo cancellation products; component supply problems may occur as a result of factors beyond its control; infrastructure demand could weaken or remain flat due to a weakening in the economy or for other unanticipated reasons; Ditech Communications’ competitors may develop products that compete favorably with its new products; Ditech Communications has a limited number of customers, the loss of any one which could cause its revenues to decrease materially; inability to successfully convert Ditech Communications’ VQA trials to customer orders would limit VQA revenue; as well as those detailed in the section entitled “Future Growth and Operating Results Subject to Risk” in Ditech Communications’ Quarterly Report on Form 10-Q for the quarter ended January 31, 2006 (filed March 9, 2006 with the Securities and Exchange Commission).

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